EXHIBIT 10.1
LendingClub Corporation
Non-Employee Director Compensation Policy
Effective as of March 31, 2022

Each non-employee member of the board of directors (the “Board”) of LendingClub Corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made to each member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company (each, a “Non-Employee Director”) who is eligible to receive such cash and/or equity compensation, unless such Non-Employee Director declines the receipt of such cash and/or equity compensation.

This Policy will be administered by the Board and supersedes any prior Non-Employee Director compensation policies. Any determination under this Policy by the Board shall be conclusive and binding on the Company and the relevant Non-Employee Director. The Policy will be governed by and construed in accordance with the laws of the State of California. The Board may amend, repeal or replace this Policy in whole or in part at any time and may make exceptions to this Policy in any extraordinary circumstance as determined by the Board. The Company’s Chief Administrative Officer or his/her designee shall determine whether and to what extent a Non-Employee Director is eligible to receive the cash and/or equity compensation set forth in this Policy.

Cash Compensation

Board and Committee Service	Cash Retainer
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairperson	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee, Operational Risk Committee and Credit Risk and Finance Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee, Operational Risk Committee and Credit Risk and Finance Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

For the avoidance of doubt, each committee chairperson shall not receive such committee’s member retainer in addition to the chairperson retainer, provided, that the Non-Executive Board Chairperson shall receive the cash retainer as a Non-Employee Director and the cash retainer as Non-Executive Board Chairperson.

The cash retainers shall be paid in arrears in semi-annual installments (i.e., a payment in June for January through June service and a payment in December for July through December service), or more frequently as deemed advisable by the Company for administrative or other reasons. A Non-Employee Director who has served as a Non-Employee Director, or as a member of a committee (or as chairperson thereof), during only a portion of a calendar year shall receive a prorated portion of the applicable cash retainer(s).

Equity Compensation

Annual Award

On the date of each annual meeting of stockholders of the Company, each Non-Employee Director who is elected to serve on the Board at such meeting or whose term is scheduled to continue through the date of such meeting shall receive a restricted stock unit (“RSU”) award (the “Annual Award”). The number of shares of Company common stock (“Common Stock”) subject to the Annual

EXHIBIT 10.1
Award shall be determined by dividing (i) $200,000 by (ii) the closing Common Stock price on the grant date, and then rounding up to the nearest whole share; provided, however, that if the grant date is a date that the NYSE is closed for trading, then the closing Common Stock price on the nearest date preceding the grant date and on which the NYSE was open for trading shall apply and be used.

Each Annual Award shall vest quarterly over a one-year period beginning on the grant date, subject to the Non-Employee Director’s continued service through each such vesting date.

Onboarding Award

Any Non-Employee Director who commences service on the Board shall receive on such start date a prorated RSU award (the “Onboarding Award”). The number of shares of Common Stock subject to the Onboarding Award shall be determined by dividing (i) the product of (A) $200,000 and (B) a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of the Company’s most recently completed annual meeting of stockholders and the service commencement date for such Non-Employee Director, and the denominator of which is 365, by (ii) the closing Common Stock price on the grant date, and then rounding up to the nearest whole share; provided, however, that if the grant date is a date that the NYSE is closed for trading, then the closing Common Stock price on the nearest date preceding the grant date and on which the NYSE was open for trading shall apply and be used.

The forgoing notwithstanding, in no event shall the number of shares subject to an Onboarding Award be less than $1,000 divided by the closing Common Stock price on the grant date, and then rounding up to the nearest whole share; provided, however, that if the grant date is a date that the NYSE is closed for trading, then the closing Common Stock price on the nearest date preceding the grant date and on which the NYSE was open for trading shall apply and be used.

$1,000 of the shares subject to the Onboarding Award shall vest on the grant date, and the remainder of the Onboarding Award shall vest on the one-year anniversary of the date of the most recently completed annual meeting of stockholders, subject to the Non-Employee Director’s continued service through such vesting date.
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